Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266136

PROSPECTUS

Up to 10,365,346 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 219,560,791 Ordinary Shares Offered by Selling Securityholders

Up to 4,666,667 Warrants to purchase Ordinary Shares offered by the Sponsor

This prospectus relates to the issuance by us of 10,365,346 Ordinary Shares consisting of (i) 5,698,679 of our ordinary shares, $0.01 nominal value, (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), which were originally issued in the initial public offering of Oaktree Acquisition Corp. II (“OACB”) at a price of $10.00 per unit, with each unit consisting of one OACB Class A Ordinary Share (as defined below) and one-fourth of a Public Warrant, and (ii) 4,666,667 Ordinary Shares that may be issued upon exercise of warrants issued to Oaktree Acquisition Holdings II, L.P. (the “Sponsor”), and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.” The Warrants were originally issued by OACB entitling the holder to purchase one share of the OACB Class A Ordinary Shares (as defined below) at an exercise price of $11.50 per share (“OACB Warrants”) and automatically converted into Warrants on substantially the same terms as the OACB Warrants, entitling the holder to purchase our Ordinary Shares, on the closing of the Business Combination among us, OACB and Alvotech Holdings S.A. (“Alvotech Holdings”). The Business Combination is defined and described in greater detail in our Annual Report on Form 20-F.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”), or their permitted transferees, of up to (i) 17,437,571 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing (as defined below), (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for OACB’s Class B Ordinary Shares, par value $0.0001 (the “OACB Class B Ordinary Shares” or the “Founder Shares”) (which were purchased by the Sponsor for $25,000 or approximately $0.004 per share) in connection with the Business Combination, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups) at an equity consideration value of $10.00 per share, (v) 5,000,000 Ordinary Shares subscribed for by Alvogen and Aztiq, for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion (as defined below) and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

Concurrently with the execution of the Business Combination Agreement (as defined in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated herein by reference), OACB and Alvotech entered into subscription agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequent to the Initial PIPE Financing, on January 18, 2022, OACB and Alvotech entered into Subscription Agreements (the

“Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain investors (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers” or the “Selling Securityholders”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and Alvotech has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate number of Ordinary Shares to be issued pursuant to the PIPE Financing was 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the investors that entered into the Foreign Subscription Agreement agreed to subscribe for Ordinary Shares at a price that is net of a 3.5% placement fee. The Business Combination is defined and described in greater detail in our Annual Report on Form 20-F for the year ended December 31, 2022.

In connection with the Business Combination, holders of 24,023,495 OACB Class A Ordinary Shares, or 96% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $240,234,950. The Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 79.6% of the outstanding Ordinary Shares as of June 30, 2023 (after giving effect to the issuance of shares upon exercise of outstanding Warrants). Given the substantial number of Ordinary Shares being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders intend to sell shares, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. Even if our trading price is significantly below $10.00, the offering price for the units offered in OACB’s initial public offering (the “IPO”), certain of the Selling Securityholders may still have an incentive to sell the Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of the Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $8.47 as of July 12, 2023, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $7.35 per share, or up to approximately $45.94 million in the aggregate. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price of the Ordinary Shares.

We could potentially receive proceeds from the exercise of the Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants.

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Ordinary Shares pursuant to this prospectus.

Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

Our Ordinary Shares and Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “ALVO” and “ALVOW,” respectively. On July 12, 2023, the closing price of our Ordinary Shares was $8.47. Our Ordinary Shares are also listed on the Nasdaq Main Market in Iceland (“Nasdaq Iceland Main Market”) under the ticker symbol “ALVO.”

We are a “foreign private issuer” under applicable Securities and Exchange Commission (the “SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY RISK FACTORS DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN OUR SEC FILINGS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2023

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PROSPECTUS SUMMARY

This summary highlights selected material information included or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, together with the additional information about us described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” and the documents incorporated by reference in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, including information incorporated herein or therein, or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Securityholders have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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Company Overview

We are a vertically integrated biotech company focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; commercial partnerships in global markets; and a diverse, expanding portfolio and pipeline addressing many of the biggest disease areas and health challenges globally.

We have built a pipeline comprising eight disclosed biosimilar products covering a variety of therapeutic areas, including autoimmune, eye, and bone disorders, as well as cancer:

•	Our biologics license application (“BLA”) supporting biosimilarity for AVT02, a biosimilar to Humira (adalimumab), was filed with the FDA in 2020, and our BLA supporting interchangeability was accepted for review in February 2022. In September 2022, we announced that we had received communication from the FDA, which included a complete response letter (“CRL”) detailing its assessment of the March 2022 inspection of our manufacturing facility in Reykjavik, Iceland and our subsequent written responses to the FDA (the “August 2022 CRL”). The FDA’s August 2022 CRL to the initial biosimilar BLA for AVT02 noted certain deficiencies related to the Reykjavik facility and stated that satisfactory resolution of the deficiencies is required before FDA may approve this first-filed BLA. In December 2022, we received a CRL from the FDA regarding the interchangeability BLA (the “December 2022 CRL”). Under this December 2022 CRL, correction of the same deficiencies identified in the August 2022 CRL with respect to the manufacturing facility is required for approval of the interchangeability BLA. In April 2023, the FDA issued another CRL regarding the initial biosimilar BLA (the “April 2023 CRL”). The April 2023 CRL noted that certain deficiencies conveyed following the FDA’s recent reinspection of the Reykjavik facility in March 2023 (the “March 2023 Inspection”) must be satisfactorily resolved before the application may be approved. In June 2023, the FDA issued another CRL regarding the interchangeability BLA (the “June 2023 CRL”). The June 2023 CRL noted that the deficiencies previously conveyed following the March 2023 Inspection must be resolved before a BLA application may be approved. Alvotech intends to resubmit a BLA for AVT02, including data supporting an interchangeability designation, to the FDA, which would trigger a six-month review period and a new Biosimilar User Fee Act (BsUFA) date. Since 2021, we, directly or through our partners, received regulatory approval for AVT02 in the EEA, the UK, Switzerland, Canada, Australia and Saudi Arabia, and dossiers are under review in multiple countries.

•	For AVT04, a proposed biosimilar to Stelara (ustekinumab), we reported positive topline results from two clinical studies in May 2022. In January 2023, we announced that the FDA had accepted for review a BLA for AVT04. We anticipate that the FDA’s review will be completed in the second half of 2023. In February 2023, we announced that the EMA had accepted a Marketing Authorization Application for AVT04. We, directly or indirectly through our partners, also submitted marketing applications for AVT04 in Japan and Canada in the second half of 2022.

•	We are in the earlier stages of development for our other lead product candidates, namely AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab) for which we initiated clinical studies in July 2022, AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab) for which we initiated a pharmacokinetic (PK) study in December 2022 and a confirmatory patient study in May 2023, AVT06, a biosimilar candidate to Eylea (aflibercept) for which we initiated a clinical study in July 2022, and AVT23, a biosimilar candidate to Xolair (omalizumab) for which a PK study has been completed.

•	AVT16, a biosimilar candidate to Entyvio (vedolizumab) and AVT33, a biosimilar candidate to Keytruda (pembrolizumab), are in preclinical development.
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Corporate Information

The legal entity named Alvotech, previously known as Alvotech Lux Holdings S.A.S., was incorporated under the laws of the Grand Duchy of Luxembourg on August 23, 2021, as a simplified joint stock company (société par actions simplifiée) having its registered office at 9, Rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884. On February 16, 2022, Alvotech Lux Holdings S.A.S. changed its name to “Alvotech”. On June 15, 2022, Alvotech consummated the Business Combination and changed its legal form from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law. Our agent for service of process in the United States is Alvotech USA Inc., 1201 Wilson Blvd., Ste. 2130, Arlington, Virginia 22209.

The SEC maintains a website that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov. Alvotech’s principal website address is www.alvotech.com. We do not incorporate the information contained on, or accessible through, Alvotech’s websites into this prospectus, and you should not consider it a part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Alvotech qualifies as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” Alvotech may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

Alvotech may take advantage of these reporting exemptions until it is no longer an “emerging growth company.”

Alvotech is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after Alvotech no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Alvotech may take advantage of these reporting exemptions until such time that it is no longer a “foreign private issuer.” Alvotech could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Alvotech’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Alvotech’s directors or executive officers are U.S. citizens or

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residents; (ii) more than 50% of Alvotech’s assets are located in the United States; or (iii) Alvotech’s business is administered principally in the United States.

Alvotech may choose to take advantage of some but not all of these reduced burdens. Alvotech has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from Alvotech’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, Alvotech is permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq, or Nasdaq Listing Rules. Alvotech plans to follow the corporate governance requirements of the Nasdaq Listing Rules, except that it intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under Alvotech’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under Alvotech’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law. In addition, three of Alvotech’s eight directors are independent as defined in Nasdaq listing standards and Alvotech currently has only one director who serves on the compensation committee who meets the heightened independence standards for members of a compensation committee.

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THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities and Articles of Association” section of this prospectus contains a more detailed description of our securities.

We are registering the issuance by us of up to 10,365,346 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 219,560,791 Ordinary Shares, and the resale by the Sponsor or their permitted transferees of up to 4,666,667 Private Placement Warrants to purchase Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.

Issuer	Alvotech (f/k/a/ Alvotech Lux Holdings S.A.S.)
Issuance of Ordinary Shares
Ordinary Shares issued by us	10,365,346 Ordinary Shares consisting of • 5,698,679 Ordinary Shares issuable upon exercise of Public Warrants, and • 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants.
Ordinary Shares outstanding prior to exercise of all Warrants	265,529,722 Ordinary Shares (as of June 30, 2023). This does not include the 24,197,740 Ordinary Shares held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf.
Ordinary Shares outstanding assuming exercise of all Warrants	275,895,068 Ordinary Shares (based on outstanding shares as of June 30, 2023). This does not include the 24,197,740 Ordinary Shares held in treasury by Alvotech’s subsidiary, Alvotech Manco ehf. or the 1,718,845 Ordinary Shares underlying the penny warrants issued to holders of the Senior Bonds on December 31, 2022 that remain outstanding as of June 30, 2023.
Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on Nasdaq on July 12, 2023 was $8.47 per ordinary share.
Use of Proceeds	We could potentially receive up to an aggregate of $119.2 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders will be unlikely to exercise their Warrants. See the section entitled “Use of Proceeds.”
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Resale of Ordinary Shares and Warrants
Ordinary Shares offered by the Selling Securityholders

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of up to 219,560,791 Ordinary Shares, consisting of up to:

•         17,437,571 Ordinary Shares issued in the PIPE Financing;

•         6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares in connection with the Business Combination (subject to vesting and lockups);

•         4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants;

•         186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups); and

•         5,000,000 Ordinary Shares subscribed to by Alvogen and Aztiq in the Alvogen-Aztiq Loan Advance Conversion.

Warrants offered by the Selling Securityholders	Up to 4,666,667 Private Placement Warrants.
Redemption	The Private Placement Warrants are redeemable in certain circumstances. See the section entitled “Description of Securities and Articles of Association—Warrants” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares or Warrants to be offered by the Selling Securityholders. See the section entitled “Use of Proceeds.”
Lock-Up agreements	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Item 7.B Related Party Transactions—Agreements with our Executive Officers and Directors—Investor Rights and Lock-Up Agreement” in our Annual Report on Form 20-F for the year ended December 31, 2022.
Dividend Policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”
Market for our securities	Our Ordinary Shares and Warrants are listed on The Nasdaq Stock Market LLC under the symbols “ALVO” and “ALVOW,” respectively. Our Ordinary Shares are also listed on the Nasdaq Iceland Main Market under the ticker symbol “ALVO.”
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Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in Alvotech.
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RISK FACTORS

An investment in our securities carries a significant degree of risk. In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference in this prospectus, as such discussion may be updated and amended from time to time in subsequent filings we may make with the SEC. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition.

Sales of Ordinary Shares, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline and certain Selling Securityholders still may receive significant proceeds.

The sale of Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. Such sales, or the possibility that these sales may occur, also might make it more difficult for Alvotech to sell equity securities in the future at a time and at a price that it deems appropriate. Sales or resales of a substantial number of Ordinary Shares in the public market could occur at any time and may cause the market price of our securities to drop significantly, even if Alvotech’s business is doing well.

Although the Sponsor and certain Alvotech Holdings Shareholders will be prohibited from transferring any Ordinary Share (subject to certain exceptions) until: (i) with respect to the Ordinary Shares held by the Sponsor after the closing of the Business Combination, 365 days after the closing of the Business Combination, (ii) with respect to the Ordinary Shares held by Robert Wessman, the founder of Alvotech and chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the closing of the Business Combination, with respect to one-third of the Chairman Shares, (y) 365 days following the closing of the Business Combination, with respect to one-third of the Chairman Shares, and (z) 545 days following the closing of the Business Combination, with respect to the remaining one-third of the Chairman Shares; and (iii) with respect to the Ordinary Shares held by the other investors party to the IRA, 180 days after the closing of the Business Combination, the Ordinary Shares may be sold after the expiration or early termination or release of the respective applicable lock-up provisions.

Following the expiration of the applicable lock-ups described above and as restrictions on resale end and registration statements are available for use, the market price of our Ordinary Shares could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Ordinary Shares.

In connection with the Business Combination, holders of 24,023,495 OACB Class A Ordinary Shares, or 96% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $240,234,950. The Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 79.6% of Alvotech’s outstanding shares as of June 30, 2023 (after giving effect to the issuance of shares upon exercise of outstanding Warrants). Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of Ordinary Shares or result in a significant decline in the public trading price of Ordinary Shares.

Even if our trading price is significantly below $10.00, the offering price for the units offered in the IPO, certain of the Selling Securityholders may still have an incentive to sell Ordinary Shares because they purchased the shares

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at prices lower than the public investors or the current trading price of Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $8.47 as of July 12, 2023, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $7.35 per share, or up to approximately $45.94 million in the aggregate. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “continue,” “possible,” “might” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

•	development and projections relating to our competitors and industry, including the estimated growth of the industry;
•	the timing of, and our ability to obtain and maintain regulatory approval for our product candidates from the FDA, European Commission and comparable national or regional authorities;
•	the timing of the announcement of clinical study results, the commencement of patient studies, regulatory applications, approvals and market launches;
•	our expectations regarding regulatory review and interactions, including the timing and results of the facility inspection by the FDA or other foreign regulatory authorities;
•	our financial performance;
•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•	our strategic advantages and the impact those advantages will have on future financial and operational results;
•	our expansion plans and opportunities;
•	our ability to grow our business in a cost-effective manner;
•	the implementation, market acceptance and success of our business model;
•	developments and projections relating to our competitors and industry, including the estimated growth of the industry;
•	our approach and goals with respect to technology;
•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•	changes in applicable laws or regulations;
•	the outcome of any known and unknown litigation and regulatory proceedings;
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•	our ability to maintain the listing of Ordinary Shares or Warrants on The Nasdaq Stock Market LLC and Nasdaq Iceland Main Market;
•	our ability to comply with all applicable laws and regulations;
•	our ability to successfully launch our products in certain markets after obtaining regulatory approval for such market;
•	our estimates of expenses and profitability;
•	our expected cash runway and our ability to raise additional adequate funds through equity or debt financing;
•	our ability to identify and successfully develop new product candidates;
•	our relationship with third party providers for clinical and non-clinical studies, supplies, and manufacturing of our products;
•	our ability to manage our manufacturing risks;
•	the impact of worsening or unpredictable macroeconomic conditions, including rising inflation, interest rates and cost of energy, and general market conditions, war in Ukraine and global geopolitical tension, and public health emergencies, such as COVID-19 pandemic, on the business, financial position, strategy and anticipated milestones; and
•	our relationship with partners for the commercialization of our product candidates.

These and other factors are more fully discussed under “Item 3. Key Information—D. Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2022, as such discussion may be updated and amended from time to time in subsequent filings we may make with the SEC, and in other documents that we may file with the SEC, all of which you should review carefully. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Please consider our forward-looking statements in light of these risks as you read this prospectus, the documents incorporated by reference herein, and any applicable prospectus supplement.

You should not place undue reliance on these forward-looking statements because they are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

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USE OF PROCEEDS

We could potentially receive up to an aggregate of $119.2 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. To the extent that Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of Warrants will decrease.

All Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

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DIVIDEND POLICY

From the annual net profits of Alvotech, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Alvotech The legal reserve is not available for distribution.

We do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business and product candidates.

In accordance with the Luxembourg law of August 10, 1915, on commercial companies, as amended (“Luxembourg Company Law”), the general meeting of shareholders, by a simple majority vote and based on the recommendation of our board of directors, shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Alvotech pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the Luxembourg Company Law and Alvotech’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Luxembourg Company Law and Alvotech’s articles of association.

Distributions may be lawfully declared and paid only if our net profits and/or distributable reserves are sufficient under Luxembourg Company Law.

Thus, in case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Alvotech’s accounts. However, Alvotech does not anticipate paying cash dividends on our Ordinary Shares in the foreseeable future.

A Luxembourg withholding tax of 15% is generally due on dividends and similar distributions made by us to our shareholders, unless a reduced treaty rate or the participation exemption applies. No withholding tax is levied on capital gains and liquidation proceeds.

There is no law, governmental decree or regulation in Luxembourg that would affect the remittance of dividends or other distributions by us to non-resident holders of our Ordinary Shares, other than withholding tax requirements. In certain limited circumstances, the implementation and administration of international financial sanctions may affect the remittance of dividends or other distributions. There are no specified procedures for non-resident holders to claim dividends or other distributions.

We are a holding company and have no material assets other than our ownership of shares in our subsidiaries. To the extent we pay a dividend or other distribution on our Ordinary Shares in the future, we will generally cause our operating subsidiaries to make distributions to us in an amount sufficient to cover any such dividends or distributions. Our subsidiaries’ ability to make distributions to us is subject to their capacity to generate sufficient earnings and cash flow, and may also be affected by statutory accounting and tax rules.

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DESCRIPTION OF SECURITIES AND ARTICLES OF ASSOCIATION

General

Alvotech was incorporated on August 23, 2021 by Floki Holdings S.à r.l., an affiliate of Alvotech Holdings, with an initial share capital of $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. Prior to consummation of the Business Combination, Alvotech’s issued share capital equaled $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. All issued shares were fully paid and subscribed for.

Immediately after the effectiveness of the first merger and the redemption in the process of the Business Combination, the legal form of Alvotech changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law.

We are registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884. Our registered office is at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg.

Ordinary Shares

Share Capital

As of June 30, 2023, Alvotech had 265,529,722 Ordinary Shares with a nominal value of $0.01 per share, issued and outstanding. All issued Ordinary Shares are fully paid and subscribed for. In addition, Alvotech Manco ehf. held 24,197,740 Ordinary Shares, the voting and dividend rights of which are suspended.

The authorized capital of Alvotech (excluding the issued share capital) is set at $59,364,290.43 , divided into 5,936,429,043 Ordinary Shares with a nominal value of $0.01 each.

A shareholder in a Luxembourg société anonyme holding fully paid-up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Alvotech or its creditors.

Reconciliation of the Number of Ordinary Shares Outstanding through June 30, 2023

In connection with Alvotech’s initial formation on August 23, 2021, Alvotech issued 4,000,000 initial shares with a nominal value of $0.01 per share to Floki Holdings S.à r.l., an affiliate of Alvotech.

On June 15, 2022, after the Closing of the Business Combination, Alvotech’s issued share capital equaled $2,486,495.05, represented by 248,649,505 Ordinary Shares with a nominal value of $0.01 per share, including 17,493,000 Ordinary Shares to the Subscribers in the PIPE Financing at a price of $10.00 per share, for an aggregate offering price of $174,930,000.

On July 12, 2022, Alvotech issued 5,000,000 Ordinary Shares to Aztiq and Alvogen pursuant to the Alvogen-Aztiq Loan Advance Conversion. The shares were issued at a price of $10.00 per share and set-off against repayment of an aggregate of $50.0 million of outstanding loans.

On November 16, 2022, Alvotech amended and restated certain terms and conditions of the existing senior bonds and issued new senior bonds in the aggregate principal amount equal to $70.0 million. Pursuant to the terms of the amended Senior Bonds, Alvotech was required to use commercially reasonable efforts to raise new funding through the issuance of additional Ordinary Shares and/or unsecured convertible bonds, for net proceeds of at least $75.0 million by December 15, 2022, and $150.0 million by March 31, 2023.

Since Alvotech had not raised $75.0 million by December 15, 2022, Alvotech issued 4,198,807 warrants to the bondholders on December 31, 2022. Each new warrant entitles the bondholders, upon exercise, to receive from Alvotech one Ordinary Share, at the exercise price of one cent ($0.01) per share. As of June 30, 2023, 2,479,962 of the warrants were exercised and 1,718,845 remain outstanding. Further, Alvotech was required to raise at least

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$150.0 million by March 31, 2023 or to grant penny warrants representing 1.0% of the ordinary share capital to the bondholders if it failed to raise that amount. Following the issuance of the December 2022 Convertible Bonds and the closing of the private placement of Ordinary Shares for gross proceeds of $137.0 million on February 10, 2023 (as described below), Alvotech was not obligated to issue the additional 1.0% warrants to the bondholders.

On November 16, 2022, Alvotech issued the Aztiq Convertible Bond to ATP Holdings ehf. for the acquisition of the Alvotech manufacturing facility. The Aztiq Convertible Bond has a principal amount of $80.0 million and carries an interest rate of 12.5% per annum. Interest payable in six-month intervals and is capitalized and added to the outstanding principal amount of the bonds. The maturity date of the convertible bond is the later of the (i) November 16, 2025, or (ii) 91 days after the earlier of the full redemption or the final maturity date of the Senior Bonds. Bondholders have the right to convert their outstanding bonds into Ordinary Shares of Alvotech on December 31, 2023, June 30, 2024, or when the bond has been called or put up for redemption, including on the maturity date, for a conversion price of $10.00 per share.

On December 20, 2022, Alvotech issued two tranches of the December 2022 Convertible Bonds. Tranche A is ISK denominated with a principal balance of $59.1 million, of which $3.5 million in cash proceeds were received subsequent to December 31, 2022, and carries an annual payment-in-kind interest rate of 15% per year. Tranche B is USD denominated with a principal balance of $0.6 million and carries an annual payment-in-kind interest rate of 12.5% per year. Holders of both the Tranche A and Tranche B convertible bonds, may elect, at their sole discretion, to convert all or part of the principal amount and accrued interest into Ordinary Shares at a conversion price of $10.00 per share on December 31, 2023, or June 30, 2024. On January 25, 2023, Alvotech issued an additional $10.0 million in the Tranche B December 2022 Convertible Bonds.

On February 10, 2023, Alvotech closed a private placement of 11,834,061 Ordinary Shares at a purchase price of $11.57 per Ordinary Share for proceeds of $137.0 million and transaction costs of $4.8 million. The offer or sale of Ordinary Shares was made in an overseas directed offering directed solely into Iceland and in accordance with local laws and customary practices and documentation.

On July 4, 2022, Alvotech issued 27,072,167 Ordinary Shares subscribed to by Alvotech’s affiliate, Alvotech Manco ehf. On March 28, 2023, Alvotech issued an additional 14,005,790 to Alvotech Manco ehf. These shares issued to Alvotech Manco ehf are mainly used to settle the exercise of warrants, capital increases such as the ones mentioned above, and grants under Alvotech’s equity incentive plan. As of June 30, 2023, Alvotech Manco ehf. holds 24,197,740 Ordinary Shares.

Share Issuances

Pursuant to Luxembourg law, the issuance of ordinary shares requires approval by the extraordinary general meeting of shareholders in front of a notary subject to necessary quorum and majority requirements. The extraordinary general meeting of shareholders may approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Alvotech or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Alvotech), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The extraordinary general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue ordinary shares.

In addition, the extraordinary general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of Alvotech or certain categories amongst those; (b) employees of companies or economic interest grouping in which Alvotech holds directly or

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indirectly at least 10% of the share capital or voting rights; (c) employees of companies or economic interest grouping which directly or indirectly hold at least 10% of the share capital or voting rights of Alvotech; (d) employees of companies or economic interest grouping in which at least 50% of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least 50% of the share capital of Alvotech; (e) members of the corporate bodies of Alvotech or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the RESA.

Alvotech recognizes only one holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of Alvotech. Alvotech has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors resolved on the issuance of Ordinary Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law to the Subscribers in the PIPE Financing.

The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Ordinary Shares exceeds the limits of Alvotech’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferential Rights

Under Luxembourg law, existing shareholders benefit from a preferential subscription right on the issuance of ordinary shares for cash consideration. However, Alvotech’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preferential subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of Alvotech’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by a two-thirds majority vote at a quorate meeting, limit, waive, or cancel such preferential subscription rights or renew, amend, or extend the authorization of the board of directors to suppress, waive, or limit such preferential subscription rights, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

Alvotech cannot subscribe for its own ordinary shares. Alvotech may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, generally subject to the following conditions and the respect of the principle of equal treatment of shareholders being in the same situation and applicable securities laws:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and
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•	in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either Alvotech, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased; and

•	the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by Alvotech; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. However, listed companies like us may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Alvotech’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire ordinary shares under the conditions set forth in article 430-15 of the Luxembourg Company law. Such purchases and subsequent sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, Alvotech may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Alvotech in accordance with article 430-15(2) of the Luxembourg Company Law, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) in accordance with article 430-15(3) of the Luxembourg Company Law or in any of the circumstances listed in article 430-16 of the Luxembourg Company Law.

Meetings

Ordinary General Meeting

At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting

Resolutions adopted at an extraordinary general meeting are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger (scission), (iv) Alvotech’s dissolution and liquidation, (v) any and all amendments to Alvotech’s articles of association and (vi) change of nationality. Pursuant to Alvotech’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of Alvotech’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg Company Law does not prescribe a quorum. Any resolution taken at an extraordinary general meeting shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall in principle be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year. Alvotech’s first financial year ended on December 31, 2021.

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Warrants

OACB assigned to Alvotech all of OACB’s right, title and interest in and to the existing warrant agreement, dated September 21, 2020 by and between OACB and Continental Stock Transfer & Trust Company, as warrant agent, (the “Warrant Agreement”) and Alvotech assumed, and agreed to pay, perform, satisfy and discharge in full, all of OACB’s liabilities and obligations under the existing Warrant Agreement.

Public Shareholders’ Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a warrant unless the Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed with the SEC a registration statement for the registration under the Securities Act of the Ordinary Shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

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•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send to the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Ordinary Shares except as otherwise described below;

•	if, and only if, the reported closing price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•	if the closing price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities and Articles of Association—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of Ordinary Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the

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warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

(period to expiration of warrants)	Fair Market Value of Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each warrant exercised will be determined by a straightline interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Ordinary Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Ordinary Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in

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the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair value” for their warrants based on a Black- Scholes option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Ordinary Shares pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Ordinary Shares, we (or a surviving company) will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Ordinary Shares on account of

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such Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our Ordinary Shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provisions relating to the rights of holders of our Ordinary Shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer,

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subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holder of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Oaktree Acquisition Corp. II, and amended by an assignment, assumption and amendment agreement between us and Oaktree Acquisition Corp. II, Continental Stock Transfer & Trust Company, as existing warrant agent, Computershare Trust Company, N.A. and Computershare Inc., as new warrant agent”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders You should review a copy of the Warrant Agreement, which has been filed with the SEC, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our initial public offering. are not redeemable by us so long as they are held by Oaktree Acquisition Holdings II, L.P. or its permitted transferees (except for a number of Ordinary Shares as described under “—Public Shareholders’ Warrants—Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00”). If the private placement warrants are held by holders other than Oaktree Acquisition Holdings II, L.P. or its permitted transferees, the private placement warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

Oaktree Acquisition Holdings II, L.P., or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Ordinary Shares equal to

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the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by Oaktree Acquisition Holdings II, L.P. and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

From the annual net profits of Alvotech, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the issued share capital of Alvotech. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, each Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Alvotech pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the Luxembourg Company Law and Alvotech’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Luxembourg Company Law and Alvotech’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Alvotech’s accounts.

Key Provisions of Our Articles of Association

The following is a summary of certain key provisions of our articles of association not discussed elsewhere in this section. Please note that this is only a summary and is not intended to be exhaustive.

Object and Purpose (Article 2)

The purpose of Alvotech is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio. Alvotech may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as Alvotech, or otherwise assist such companies. Alvotech may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type. The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.

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Quorum, Majority and Voting rights (Article 11)

Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor Alvotech’s articles of association contain any restrictions as to the voting of Ordinary Shares by non-Luxembourg residents. The Luxembourg Company Law distinguishes ordinary general meetings of shareholders and extraordinary general meetings of shareholders with respect to the required quorums and majorities.

Except as otherwise required by the Luxembourg Company Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.

Amendment to Articles of Associations (Article 12)

Under Luxembourg law, amendments to Alvotech’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which (i) a quorum of more than half (50%) of the share capital is present or represented and (ii) the amendment(s) is approved by a two thirds majority of the votes validly cast. If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the RESA and in a Luxembourg newspaper. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented and resolutions at such second meeting will be adopted by a majority of at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where different classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majorities set out above are fulfilled with respect to each class of shares.

Alvotech’s articles of association and the Luxembourg Company Law provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of Alvotech’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes cast on such resolution by shareholders. Abstentions are not considered “votes.”

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the Grand Duchy of Luxembourg that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares, other than withholding tax requirements. There is no limitation imposed by the laws of the Grand Duchy of Luxembourg or in the articles of association on the right of non-residents to hold or vote shares.

Registrar, Transfer and Warrant Agent

The registrar and transfer agent for the Shares and the warrant agent for the Warrants is Computershare Trust Company, N.A.

Stock Exchange Listing

Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “ALVO” and “ALVOW,” respectively. Our Ordinary Shares are also listed on the Nasdaq Iceland Main Market under the ticker symbol “ALVO.”

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Comparison of Luxembourg Corporate Law and Delaware Corporate Law

	Delaware	Luxembourg
SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg law, the shareholders may create an authorized share capital which allows the board of directors to increase the issued share capital for a price defined by the board of directors of Alvotech (which may or may not include an issue premium) against payment in cash or in kind, including by conversion of claims on Alvotech for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Alvotech), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issuance or successive issuances, the issue price, the terms and conditions of the issuance of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments within the limits of such authorized share capital. The board of directors may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of existing shareholders when issuing new shares within the authorized share capital. The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association.

The authorization to the board of directors to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official electronic gazette (RESA). The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the

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quorum and majority rules set for the amendment of the articles of association.

Alvotech’s articles of association authorize its board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the creation of the authorized share capital or its publication date unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue Ordinary Shares up to the limits of authorized share capital until such date. Alvotech currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor Alvotech’s articles of association provide for appraisal rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or Alvotech’s articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The articles of association of Alvotech provide for the possibility of vote by correspondence, via proxy, and conference or videoconference call (to the extent made available by Alvotech).

MEETINGS OF SHAREHOLDERS

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

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conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg law, for any extraordinary resolutions to be approved at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes cast on such resolution by shareholders. Abstentions are not considered “votes.”

The Luxembourg Company Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals made available eight days before the extraordinary general meeting at the

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registered office. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•  surplus of the corporation, which is defined as net assets less statutory capital; or;

•  if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to Alvotech’s articles of association, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if Alvotech’s net profits and/or distributable reserves are sufficient under Luxembourg law. All Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with Alvotech’s articles of association or applicable law.

Under Luxembourg law, at least 5% of Alvotech’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of Alvotech’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of Alvotech’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg law, Alvotech (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

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•  the acquisitions, including shares previously acquired by Alvotech and held by it and shares acquired by a person acting in his or her own name but on Alvotech’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the shares repurchased are fully paid-up; and

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Alvotech’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to Alvotech, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either Alvotech or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

NUMBER OF DIRECTORS	A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors.	Pursuant to Luxembourg law and in accordance with Alvotech’s articles of association, Alvotech’s board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders by a simple majority of the votes cast. Abstentions are not considered “votes.” Directors may be reelected, but the term of their office may not exceed three years in accordance with Alvotech’s articles of association.

VACANCIES ON BOARD OF DIRECTORS

The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the

Alvotech’s articles of association provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the board of directors, until

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certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Under Delaware law, a board of directors can be divided into classes. The board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Under Luxembourg law, a director may be removed at any time by the general meeting of shareholders by a simple majority of the votes cast, with or without cause.

Alvotech’s articles of association provides that the duration of the mandate of the directors will not exceed three (3) years. Directors of Alvotech may be reappointed for successive terms.

CUMULATIVE VOTING	Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•  the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•  the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise. Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Under Luxembourg law, amendments to Alvotech’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where different classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and

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majority set out above are fulfilled with respect to each class of shares.

An increase of the commitments of the shareholders requires the unanimous consent of the shareholders.

Alvotech’s articles of association and the Luxembourg Company Law provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of Alvotech’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of Alvotech’s authorized share capital within which the board of directors is authorized to issue further Ordinary Shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of Alvotech’s registered office outside the current municipality.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

Luxembourg law permits Alvotech to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Alvotech or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Alvotech, except in connection with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Under the articles of association of the company, the members of the board of directors, officers, employees and agents of Alvotech are not held personally liable for the indebtedness or other obligations of Alvotech. As agents of Alvotech, they are responsible for the

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•  by a majority of the disinterested directors, even though less than a quorum;

•  by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

•  by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•  by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

performance of their duties. Subject to the exceptions and limitations listed in the articles of association of Alvotech and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (mandataire) or agent of Alvotech (and any other persons to which applicable law permits Alvotech to provide indemnification, including any person who is or was a director or officer of Alvotech, is or was serving at the request of Alvotech as a director, officer (mandataire), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “Covered Persons”), shall be indemnified by Alvotech to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of the current articles of association of Alvotech to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to Alvotech shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by Alvotech in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Alvotech as authorized in Alvotech’s articles of association. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as Alvotech deems appropriate.

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The indemnification and advancement of expenses provided by, or granted pursuant to, Alvotech’s articles of association shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of Alvotech that indemnification of the persons specified in Alvotech’s articles of association shall be made to the fullest extent permitted by law.

No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Alvotech or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Alvotech, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful. The right of indemnification set out above shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. Alvotech shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as Alvotech may decide upon from time to time.

The obligations of Alvotech under Alvotech’s articles of association only apply to Covered Persons in their capacity as Covered Persons.

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LIMITED LIABILITY OF DIRECTORS	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Luxembourg law does not provide for an ex ante limitation of liability but it permits Alvotech to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of Alvotech by registered mail.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting.

SHAREHOLDERS’ SUITS

Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

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stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

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SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to (i) 17,437,571 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing, (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups), (v) 5,000,000 Ordinary Shares subscribed for by Alvogen and Aztiq, for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion, and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned by the Selling Securityholders, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 265,529,722 Ordinary Shares outstanding as of June 30, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each new Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Ordinary Shares				Warrants (1) to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Santo Holding (Deutschland) (2)	4,764,736	3,000,000	1,764,736	*	—	—	—	—
Celtic Holdings II Limited (3)	1,636,236	1,636,236	—	—	—	—	—	—
Celtic Holdings III Limited (4)	910,871	910,871	—	—	—	—	—	—
YAS Holding LLC (5)	3,745,337	1,000,000	2,745,337	1.03%	—	—	—	—
Birchtree Fund Investments Private Limited (6)	1,000,000	1,000,000	—	—	—	—	—	—
Celtic Vatera Investments S.à r.l. (7)	345,893	345,893	—	—	—	—	—	—
Arctica Finance hf. (8)	2,700,000	2,700,000	—	—	—	—	—	—
Arion Bank hf. (9)	3,563,662	2,700,000	863,662	—	—	—	—	—
Landsbankinn hf. (10)	2,700,000	2,700,000	—	—	—	—	—	—
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	Ordinary Shares				Warrants (1) to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Averill Master Fund, Ltd. (11)	1,000,000	1,000,000	—	—	—	—	—	—
Nidema Funding, LLC (12)	444,571	444,571	—	—	—	—	—	—
Richard Davies (13)	1,118,131	1,118,131	—	—	—	—	—	—
Oaktree Acquisition Holdings II, L.P. (14)	10,916,667	10,916,667	—	—	4,666,667	4,666,667	—	—
Alvogen Lux Holdings S.à r.l. (15)	88,940,619	88,940,619	—	—	—	—	—	—
Aztiq Pharma Partners S.à r.l. (16)	101,147,803	101,147,803	—	—	—	—	—	—

*	Less than one percent of outstanding Ordinary Shares.
(1)	Represents the Private Placement Warrants.
(2)	Consists of (i) 3,000,000 Ordinary Shares subscribed to in connection with the PIPE Financing and (ii) 1,764,736 Ordinary Shares issued in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination held by Santo Holding (Deutschland) GmbH. The common shares of Santo Holding (Deutschland) GmbH, are directly held by Santo Holding AG, Switzerland (89.60%) and ATHOS KG, Germany (10.40%). ATHOS KG holds indirectly via ATHOS Beteiligung GmbH, Germany 100% of the common shares of Santo Holding AG. Consequently ATHOS KG has directly/indirectly 100% ownership in Santo Holding (Deutschland) GmbH. Thomas Peter Maier is Managing Director of Santo Holding (Deutschland) GmbH. Thomas Peter Maier is authorized to represent the company alone. Thomas Maier is General Partner of ATHOS KG and authorized to represent ATHOS KG alone. ATHOS KG is owned by ten individual natural persons. The individuals above 10% ownership in ATHOS KG are Dr. Andreas Strüngmann, Dr. Thomas Strüngmann, Dr. Nicole Strüngmann-Butscheidt and Florian Strüngmann. Shareholder resolutions are generally passed with a simple majority of the votes cast. The mailing address for ATHOS KG and Santo Holding (Deutschland) GmbH is Bergfeldstraße 9, 83607 Holzkirchen—Germany.
(3)	Consists of 1,636,236 Ordinary Shares subscribed to by Celtic Holdings II Limited (“Celtic II”) in connection with the PIPE Financing. Investment and voting decisions at Celtic II are made by a majority of its board of directors, and therefore no individual director of Celtic II is the beneficial owner of the Ordinary Shares, except with respect to the Ordinary Shares in which such director holds a pecuniary interest. Each of Tomas Ekman, Carl Hansen and Brian Scholfield is a director of Celtic II entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic II. Each of Tomas Ekman, Carl Hansen and Brian Scholfield disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic II is 27 Esplanade St Helier, Isle of Jersey.
(4)	Consists of 910,871 Ordinary Shares subscribed to by Celtic Holdings III Limited (“Celtic III”) in connection with the PIPE Financing. Investment and voting decisions at Celtic III are made by a majority of its board of directors, and therefore no individual director of Celtic III is the beneficial owner of the Ordinary Shares, except with respect to the Ordinary Shares in which such director holds a pecuniary interest. Each of Tomas Ekman, Carl Hansen and James Culshaw is a director of Celtic III entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic III. Each of Tomas Ekman, Carl Hansen and James Culshaw disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic III is 27 Esplanade St Helier, Isle of Jersey.
(5)	Consists of 3,745,447 Ordinary Shares, including (i) 1,000,000 shares subscribed to by YAS Holding LLC (“Yas Holding”) in connection with the PIPE Financing, and (ii) 2,745,337 shares received in exchange for Alvotech Holdings Ordinary Shares. Mr. Sultan Al Shamsi owns 99% of all issued shares in YAS Holding and may be deemed to have voting and dispositive power with respect to the Ordinary Shares held by Yas Holding. Mr. Sultan Al Shamsi disclaims any beneficial ownership of any such Ordinary Shares, except to the extent of his pecuniary interest therein. Alvotech has formed a strategic commercial partnership with YAS Holding. In October 2019, Alvotech entered into license agreements with YAS Holding with respect to AVT02, AVT04 and AVT06, and in February 2022, Alvotech entered into a supply agreement with YAS Holding with respect to AVT02. The address of YAS Holding is, Khalifa City A, Emirates Post Building Abu Dhabi, United Arab Emirates.
(6)	Consists of 1,000,000 Ordinary Shares subscribed to by Birchtree Fund Investments Private Limited in connection with the PIPE Financing. Birchtree Fund Investments Private Limited is a direct wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. Each of Fullerton Fund Investments Pte Ltd and Temasek Holdings (Private) Limited, through the ownership described herein, may be deemed to beneficially own the Ordinary Shares held directly by Birchtree Fund Investments Private Limited. The address for these entities is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.
(7)	Consists of 345,893 Ordinary Shares subscribed to by Celtic Vatera Investments S.a.r.l. (“Celtic Vatera”) in connection with the PIPE Financing. Investment and voting decisions at Celtic Vatera are made by a majority of its board of directors. Each of Michael Kim and Michael Allen is a director of Celtic Vatera entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the Ordinary Shares held by Celtic Vatera. Each of Messrs. Kim and Allen disclaim any beneficial ownership of any of such Ordinary Shares, except to the extent of his or her pecuniary interest therein. The address of Celtic Vatera is 15, rue Edward Steichen, Luxembourg.
(8)	Consists of 2,700,000 Ordinary Shares subscribed to by Arctica Finance hf. in connection with the PIPE Financing. Arctica Eignarhaldsfélag ehf. owns 50.0% of all issued shares in Arctica Finance hf., which represents 100% of all voting power in Arctica Finance hf. Mr. Bjarni Þórður Bjarnason owns 50.25% of all issued shares in Arctica Eignarhaldsfélag ehf. and Mr. Stefán Þór Bjarnason owns 33.50% of all issued shares in Arctica Eignarhaldsfélag ehf. The address of Arctica Finance hf. is Katrinartuni 2, 105 Reykjavik, Iceland. Mr. Bjarni Þórður Bjarnason and Mr. Stefán Þór Bjarnason each disclaim any beneficial ownership of the Ordinary Shares.
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(9)	Consists of 3,563,662 Ordinary Shares, including 2,700,000 subscribed to by Arion Bank hf. in connection with the PIPE Financing. Investment decisions at Arion Bank hf. are made by the Arion Bank’s Asset and Liability Committee (ALCO), and thus ALCO may be considered to be a control person of Arion Bank hf. with respect to the Ordinary Shares. The address of Arion Bank hf. is Borgartún 19, 105 Reykjavĺk. Arion Bank hf. is a lender of Alvotech.
(10)	Consists of 2,700,000 Ordinary Shares subscribed to by Landsbankinn hf. in connection with the PIPE Financing. The Iceland State Treasury owns 98% of Landsbankinn hf. The address of Landsbankinn hf. is Austurstræti 11, 155 Reykjavĺk. Landsbankinn hf. is a lender of Alvotech, acted as Alvotech’s certified advisor for the listing of Ordinary Shares on Nasdaq First North and Nasdaq Iceland Main Market, and acts as a market maker for Ordinary Shares on Nasdaq Iceland Main Market.
(11)	Consists of 1,000,000 Ordinary Shares subscribed to by Averill Master Fund, Ltd. in connection with the PIPE Financing. Suvretta Capital Management, LLC is the investment manager of Averill Master Fund, Ltd. Aaron Cowen is the control person of Suvretta Capital Management, LLC. The address of Averill Master Fund, Ltd. is 540 Madison Avenue, seventh floor, New York, New York 10022.
(12)	Consists of 444,571 Ordinary Shares subscribed to by Nidema Funding, LLC (“Nidema”) in connection with the PIPE Financing. Farallon Capital Management, L.L.C. (“FCM”), as the manager of Nidema, may be deemed to beneficially own such Ordinary Shares held by Nidema. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, John R. Warren and Mark D. Wehrly (the “Managing Members”), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed to beneficially own such Ordinary Shares held by Nidema. Each of FCM and the Managing Members disclaims beneficial ownership of any such Ordinary Shares. The address of Nidema Funding, LLC is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.
(13)	Consists of 1,118,131 Ordinary Shares held by Mr. Richard Davies. The business address of Mr. Davies is 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg. Mr. Davies serves as the director and the Deputy Chairman of Alvotech. On June 15, 2022, Mr. Davies entered into an investor rights and lock-up agreement.
(14)	Oaktree Acquisition Holdings II, L.P. (“Sponsor”) is the record holder of the 6,250,000 Ordinary Shares, 1,250,000 of which are subject to vesting or forfeiture, and 4,666,667 Warrants reported herein. The Warrants became exercisable as of July 15, 2022. The general partner of Sponsor is Oaktree Acquisition Holdings II GP Ltd. (“Holdings GP”). The director of Holdings GP is Oaktree Capital Management, L.P. (“Oaktree”). The director of Oaktree is Oaktree Capital Management GP, LLC (“Management GP”). The sole managing member of Management GP is Atlas OCM Holdings, LLC (“Atlas”). Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the general partner of the owner of the class B units of Atlas. Brookfield Asset Management, Inc. (“BAM”) is the indirect owner of the class A units of Atlas. BAM Trust Partners (“Partners”) is the sole owner of Class B Limited Voting Shares of BAM. Each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas, BAM, and Partners, disclaims beneficial ownership of the Ordinary Shares and Warrants reported herein except to the extent of their respective pecuniary interest therein. The principal business office of each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas and OCGH GP is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. For material relationships between the Sponsor and Alvotech, see our Annual Report on Form 20-F for the year ended December 31, 2022, “Item 5 Operating and Financial Review and Prospects — The Business Combination and PIPE Financing” and “Item 7.B Related Party Transactions — Agreements with our Executive Officers and Directors — Investor Rights and Lock-Up Agreement”.
(15)	Consists of (i) 86,440,619 Ordinary Shares issued to Alvogen Lux Holdings S.à r.l. (“Alvogen”) in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination, 15,133,919 of which are subject to vesting or forfeiture over the five year period following the Closing and (ii) 2,500,000 Ordinary Shares subscribed to by Alvogen in connection with the Alvogen-Aztiq Loan Advance Conversion. Through intermediary holding entities, Alvogen is a wholly-owned subsidiary of Celtic Holdings SCA (“Celtic Holdings”). Investment and voting decisions at Celtic Holdings are made by a majority vote of its board of directors, subject to certain shareholders having consent rights over material actions and decisions of Celtic Holdings. Therefore, no individual director of Celtic Holdings is the beneficial owner of the securities, except with respect to the shares in which such director holds a pecuniary interest. The address of Alvogen is 5, Rue Heienhaff, L-1736 Senningerberg, Luxembourg, Grand-Duchy of Luxembourg and the address of Celtic Holdings is 20, Avenue Monterey, L-2163 Luxembourg, Grand-Duchy of Luxembourg. Each of Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson is a director of Celtic Holdings entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Celtic Holdings. Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein. For material relationships between Alvogen and Alvotech, see our Annual Report on Form 20-F for the year ended December 31, 2022, “Item 7.B Related Party Transactions.”
(16)	Consists of (i) 98,647,803 Ordinary Shares held by Aztiq Pharma Partners S.à r.l. (“Aztiq”) in exchange for Alvotech Holdings Ordinary Shares in connection with the Business Combination, 17,271,138 of which are subject to vesting or forfeiture over the five year period following the Closing and (ii) 2,500,000 Ordinary Shares subscribed to by Aztiq in connection with the Alvogen-Aztiq Loan Advance Conversion. Aztiq is a wholly-owned subsidiary of Aztiq Fund I SCSp (“Aztiq Fund”). Investment and voting decisions at Aztiq Fund are made by its general partner, Floki GP S.à r.l. For material relationships between Alvogen and Alvotech, see our Annual Report on Form 20-F for the year ended December 31, 2022, “Item 7.B Related Party Transactions.”
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MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following information is of a general nature only and is based on the laws in force in Luxembourg as of the date of this prospectus and is subject to any change in law that may take effect after such date. It does not purport to be a comprehensive description of all tax considerations that might be relevant to an investment decision. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the essential material Luxembourg tax consequences with respect to the listing and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to investors. Prospective holders of Ordinary Shares or Warrants should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject, and as to their tax position.

Please be aware that the residence concept used under the respective headings applies for Luxembourg income tax assessment purposes only. Any reference in this section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. In addition, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu). Corporate holders of Ordinary Shares or Warrants may further be subject to net worth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax, the solidarity surcharge and net worth tax invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of Alvotech

Income Tax

From a Luxembourg tax perspective, Luxembourg companies are considered as being resident in Luxembourg provided that they have either their registered office or their central administration in Luxembourg.

Alvotech is a fully taxable Luxembourg company. The net taxable profit of Alvotech is subject to corporate income tax (“CIT”) and municipal business tax (“MBT”) at ordinary rates in Luxembourg.

The maximum aggregate CIT and MBT rate amounts to 24.94% (including the solidarity surcharge for the employment fund) for companies located in the municipality of Luxembourg-city. Liability to such corporation taxes extends to Alvotech’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty. The taxable income of Alvotech is computed by application of all rules of the Luxembourg income tax law of December 4, 1967, as amended (loi concernant l’impôt sur le revenu), as commented and currently applied by the Luxembourg tax authorities (“LIR”). The taxable profit as determined for CIT purposes is applicable, with minor adjustments, for MBT purposes. Under the LIR, all income of Alvotech will be taxable in the fiscal period to which it economically relates and all deductible expenses of Alvotech will be deductible in the fiscal period to which they economically relate. Under certain conditions, dividends received by Alvotech from qualifying participations and capital gains realized by Alvotech on the sale of such participations, may be exempt from Luxembourg corporation taxes under the Luxembourg participation exemption regime. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible under certain conditions).

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from shares may be exempt from income taxes if (i) the distributing company is a qualified subsidiary (“Qualified Subsidiary”) and (ii) at the time the dividend is put at Alvotech’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of the Qualified Subsidiary or (b) a direct participation in the Qualified Subsidiary of an acquisition price of at least €1.2 million (“Qualified Shareholding”). A Qualified Subsidiary means notably (a) a company covered by Article 2 of the Council Directive 2011/96/EU dated November 30, 2011 (the “Parent-Subsidiary Directive”) or (b) a non-resident capital company (société de capitaux) liable to a tax corresponding to Luxembourg CIT. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions.

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If the conditions of the participation exemption regime are not met, dividends derived by Alvotech from the Qualified Subsidiary may be exempt for 50 % of their gross amount.

Capital gains realized by Alvotech on shares are subject to CIT and MBT at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied. Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on shares may be exempt from income tax at the level of Alvotech (subject to the recapture rules) if at the time the capital gain is realized, Alvotech holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Qualified Subsidiary (i) of at least 10% or of (ii) an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which shares have been disposed of and the lower of their cost or book value.

For the purposes of the participation exemption regime, shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Net Worth Tax

Alvotech is as a rule subject to Luxembourg net worth tax (“NWT”) on its net assets as determined for net worth tax purposes. NWT is levied at the rate of 0.5% on net assets not exceeding €500 million and at the rate of 0.05% on the portion of the net assets exceeding €500 million. Net worth is referred to as the unitary value (valeur unitaire), as determined on January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation), and (ii) liabilities.

Under the participation exemption regime, a Qualified Shareholding held by Alvotech in a Qualified Subsidiary is exempt for net worth tax purposes.

As from January 1, 2016, a minimum net worth tax (“MNWT”) is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related enterprises, transferable securities and cash at bank exceeds 90% of their total balance sheet value and €350,000, the MNWT is set at €4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the €4,815 MNWT, the MNWT ranges from €535 to €32,100, depending on their total balance sheet value.

Other Taxes

The incorporation of Alvotech through a contribution in cash to its share capital as well as further share capital increase or other amendment to the articles of incorporation of Alvotech are subject to a fixed registration duty of €75.

Withholding Taxes

Dividends paid by Alvotech to holders of Ordinary Shares are generally subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies. Under certain conditions, a corresponding tax credit may be granted to the holders of Ordinary Shares. Responsibility for the withholding of the tax is assumed by Alvotech.

A withholding tax exemption applies under the participation exemption regime (subject to the relevant anti-abuse rules), if cumulatively (i) the holder of Ordinary Shares is an eligible parent (“Eligible Parent”) and (ii) at the time the income is made available, the Eligible Parent holds or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding in Alvotech. Holding a participation through a tax transparent entity is deemed to be a direct participation in the proportion of the net assets held in this entity. An Eligible Parent includes notably (a) a company covered by Article 2 of the Parent-Subsidiary Directive or a Luxembourg permanent establishment thereof, (b) a company resident in a State having a double tax treaty with Luxembourg and liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof, (c) a capital company (société de capitaux) or a cooperative company (société coopérative) resident in a member state of the EEA other than an EU member state and

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liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof or (d) a Swiss capital company (société de capitaux) which is subject to CIT in Switzerland without benefiting from an exemption.

No withholding tax is levied on capital gains and liquidation proceeds.

Taxation of the Holders of Ordinary Shares / Warrants

Tax Residency

A holder of Ordinary Shares or Warrants will not become resident, nor be deemed to be resident, in Luxembourg solely by virtue of holding and/or disposing of Ordinary Shares or Warrants or the execution, performance, delivery and/or enforcement of his or her rights thereunder.

Income Tax

For the purposes of this section, a “disposal” may include a sale, an exchange, a contribution, a redemption and any other kind of alienation of Ordinary Shares or Warrants.

Luxembourg Residents

Luxembourg Resident Individuals

Dividends and other payments derived from the Ordinary Shares held by resident individual holders, who act in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the ordinary progressive rates. Under current Luxembourg tax laws, 50% of the gross amount of dividends received by resident individuals from Alvotech may however be exempt from income tax.

Capital gains realized on the disposal of the Ordinary Shares or Warrants by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless said capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative if the Ordinary Shares or Warrants are disposed of within six months after their acquisition or if their disposal precedes their acquisition. Speculative gains are subject to income tax as miscellaneous income at ordinary rates. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his/her spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of (the “Substantial Participation”). A holder of Ordinary Shares is also deemed to alienate a Substantial Participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a Substantial Participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a Substantial Participation more than six months after the acquisition thereof are taxed according to the half-global rate method (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the Substantial Participation).

Capital gains realized on the disposal of the Ordinary Shares or Warrants by resident individual holders, who act in the course of their professional/business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the Ordinary Shares or Warrants have been disposed of and the lower of their cost or book value.

Luxembourg Resident Companies

Dividends and other payments derived from the Ordinary Shares held by Luxembourg resident fully taxable companies are subject to income taxes, unless the conditions of the participation exemption regime, as described below, are satisfied. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible

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under certain conditions). If the conditions of the participation exemption regime are not met, 50% of the dividends distributed by Alvotech to a Luxembourg fully taxable resident company are nevertheless exempt from income taxes.

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the Ordinary Shares may be exempt from CIT and MBT at the level of the holder if (i) the holder is an Eligible Parent and (ii) at the time the dividend is put at the holder’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months a shareholding representing a direct participation of at least 10% in the share capital of Alvotech or a direct participation in Alvotech of an acquisition price of at least €1.2 million. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. Capital gains realized by a Luxembourg fully-taxable resident company on the disposal of the Ordinary Shares are subject to income taxes at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied.

Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the Ordinary Shares and Warrants may be exempt from CIT and MBT (save for the recapture rules) at the level of the holder if cumulatively (i) the holder is a Eligible Parent and (ii) at the time the capital gain is realized, the holder holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of Alvotech or (b) a direct participation in Alvotech of an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value. Under Luxembourg tax law it is debatable to what extent the warrants are eligible for the participation exemption regime although certain case law supports such argumentation in certain circumstances.

For the purposes of the participation exemption regime, Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

For holders of Warrants, the exercise of the Warrants will not give rise to any immediate Luxembourg tax consequences.

Luxembourg Resident Companies Benefiting from a Special Tax Regime

A holder of Ordinary Shares or Warrants who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialized investment fund governed by the amended law of February 13, 2007, (ii) a family wealth management company governed by the amended law of May 11, 2007 (iii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (iv) a reserved alternative investment fund treated as a specialized investment fund for Luxembourg tax purposes and governed by the amended law of July 23, 2016 is exempt from income taxes in Luxembourg and profits derived from the shares or warrants are thus not subject to income tax in Luxembourg.

Luxembourg Non-Residents

Non-resident holders of Ordinary Shares or Warrants, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the Ordinary Shares or Warrants are attributable, are not liable to any Luxembourg income tax, whether they receive payments of dividends or realize capital gains on the disposal of the Ordinary Shares or Warrants, except with respect to capital gains realized on a substantial participation before the acquisition or within the first six months of the acquisition thereof or where the non-resident holder has been a former Luxembourg resident for more than 15 years and has become a non-resident, at the time of transfer, less than five years ago, that are subject to income tax in Luxembourg at ordinary rates (subject to the provisions of any relevant double tax treaty) and except for the withholding tax mentioned above.

Non-resident holders of Ordinary Shares or Warrants having a permanent establishment or a permanent representative in Luxembourg to which or whom the Ordinary Shares or Warrants are attributable, must include any income received, as well as any gain realized on the disposal of the Ordinary Shares or Warrants, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime, as described below, are satisfied. If the conditions of the participation exemption regime are not fulfilled, 50% of the

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gross amount of dividends received by a Luxembourg permanent establishment or permanent representative are however exempt from income taxes. Taxable gains are determined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value.

Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the Ordinary Shares may be exempt from income taxes if cumulatively (i) the Ordinary Shares are attributable to a qualified permanent establishment (“Qualified Permanent Establishment”) and (ii) at the time the dividend is put at the disposal of the Qualified Permanent Establishment, it holds or commits itself to hold a Qualified Shareholding in Alvotech. A Qualified Permanent Establishment means (a) a Luxembourg permanent establishment of a company covered by Article 2 of the Parent-Subsidiary Directive, (b) a Luxembourg permanent establishment of a capital company (société de capitaux) resident in a State having a double tax treaty with Luxembourg and (c) a Luxembourg permanent establishment of a capital company (société de capitaux) or a cooperative company (société coopérative) resident in a member state of the EEA other than an EU member state. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.

Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the Ordinary Shares or Warrants may be exempt from income taxes (save for the recapture rules) if cumulatively (i) the Ordinary Shares or Warrants are attributable to a Qualified Permanent Establishment and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation in the share capital of Alvotech of at least 10% or (b) a direct participation in of an acquisition price of at least €6 million.

Net Worth Tax

A Luxembourg resident as well as a non-resident who has a permanent establishment or a permanent representative in Luxembourg to which the Ordinary Shares or Warrants are attributable, are subject to Luxembourg NWT (subject to the application of the participation exemption regime) on such Ordinary Shares or Warrants, except if the holder of Ordinary Shares or Warrants is (i) a resident or non-resident individual taxpayer, (ii) a securitization company governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law of July 13, 2005, (v) a specialized investment fund governed by the amended law of February 13, 2007, (vi) a family wealth management company governed by the law of May 11, 2007, (vii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (viii) a reserved alternative investment fund governed by the amended law of July 23, 2016.

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a tax-opaque company governed by the amended law of June 15, 2004 on venture capital vehicles (iii) a professional pension institution governed by the amended law dated July 13, 2005 and (iv) a tax-opaque reserved alternative investment fund treated as a venture capital vehicle for Luxembourg tax purposes and governed by the amended law of July 23, 2016 remain subject to the MNWT.

Other Taxes

Under current Luxembourg tax laws, no registration tax or similar tax is in principle payable by the holder of Ordinary Shares or Warrants upon the acquisition, holding or disposal of the Ordinary Shares or Warrants. However, a fixed or ad valorem registration duty may be due upon the registration of the Ordinary Shares or Warrants in Luxembourg in the case where the Ordinary Shares or Warrants are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the Ordinary Shares or Warrants on a voluntary basis.

No inheritance tax is levied on the transfer of the Ordinary Shares or Warrants upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes at the time of his death.

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Gift tax may be due on a gift or donation of the Ordinary Shares or Warrants if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to (i) the acquisition, ownership, and disposition of Ordinary Shares (including Ordinary Shares issuable upon exercise of the Warrants) and (ii) the exercise, disposition, and lapse of the Private Placement Warrants, in each case, by a “U.S. Holder.” For purposes of this discussion, Ordinary Shares (including Ordinary Shares issuable upon exercise of the Warrants) and the Private Placement Warrants are referred to collectively as “Securities.” This discussion applies only to Securities that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:

•	banks or other financial institutions;

•	insurance companies;

•	mutual funds;

•	pension or retirement plans;

•	S corporations;

•	broker or dealers in securities or currencies;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts or estates;

•	tax-exempt organizations (including private foundations);

•	persons that hold Securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;

•	persons that have a functional currency other than the U.S. dollar;

•	certain U.S. expatriates or former long-term residents of the United States;

•	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our stock;

•	persons that acquired Securities pursuant to an exercise of employee stock options or otherwise as compensation;

•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;

•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;
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•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Securities, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Securities should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Securities, that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISTION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES (INCLUDING ORDINARY SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS) AND THE EXERCISE, DISPOSITION, AND LAPSE OF THE PRIVATE PLACEMENT WARRANTS IN THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” distributions on Ordinary Shares (including constructive distributions as described below under “—Constructive Distributions on the Private Placement Warrants”) generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of the Securities.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding

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year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt.

As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Recently issued U.S. Treasury regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021, may in some circumstances prohibit a U.S. Holder from claiming a foreign tax credit with respect to certain foreign taxes that are not creditable under applicable tax treaties. In lieu of claiming a foreign tax credit, a U.S. Holder may, at such U.S. Holder’s election, deduct foreign taxes in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. tax law. An election to deduct foreign taxes in lieu of claiming a foreign tax credit applies to all foreign taxes paid or accrued in the taxable year in which such election is made. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.

Constructive Distributions on the Private Placement Warrants

Under Section 305 of the Code, an adjustment to (or a failure to adjust) the number of Ordinary Shares issuable upon exercise of the Private Placement Warrants, or an adjustment to (or a failure to adjust) the exercise price of the Private Placement Warrants, may be treated as a constructive distribution to a U.S. Holder to the extent such adjustment (or failure to adjust) has the effect of increasing such U.S. Holder’s proportionate interest in our assets or earnings and profits, as determined under U.S. federal income tax principles, depending on the circumstances of such adjustment (or failure to adjust) (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Any such constructive dividend will be treated as described above under “—Distributions on the Ordinary Shares,” whether or not there is an actual distribution of cash or other property.

We are required to report the amount of any constructive distributions to the IRS or on our website and to certain U.S. Holders of the Private Placement Warrants that are not exempt from information reporting. The IRS has proposed U.S. Treasury regulations addressing the amount and timing of constructive distributions, obligations of withholding agents, and filing and notice obligations of issuers, effective for constructive distributions occurring on or after such U.S. Treasury regulations are adopted in final form. If adopted as proposed, such U.S. Treasury regulations generally would provide that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire Ordinary Shares immediately after the conversion rate adjustment over the fair market value of the right to acquire Ordinary Shares without such adjustment, (ii) the constructive distribution occurs at the earlier of the date of such adjustment under the terms of the Private Placement Warrants and the date of the actual distribution of cash or other property that results in the constructive distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on the constructive distribution and, if there is no associated cash payment, may set off its withholding obligations against payments on our securities or sales proceeds received by, or other funds or assets of, the applicable U.S. Holder, and (iv) we will continue to be required to report the amount of any constructive distributions to the IRS or on our website and to all U.S. Holders (including U.S. Holders that would otherwise be exempt from information reporting). The final U.S. Treasury regulations will be effective for distributions occurring on or after the date of adoption, but U.S. Holders of the Private Placement Warrants and withholding agents may rely on them prior to that date under certain circumstances.

U.S. Holders should consult their tax advisors regarding the tax consequences of any constructive distributions on the Private Placement Warrants in their particular circumstances.

Sale or Other Taxable Disposition of the Securities

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Securities (other than by exercise of the Private Placement Warrants), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount

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of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Securities. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Securities exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Securities is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Securities, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Exercise and Lapse of the Private Placement Warrants

A U.S. Holder generally will not recognize gain or loss upon exercise of the Private Placement Warrants and the related receipt of Ordinary Shares. The U.S. Holder generally will take a tax basis in the Ordinary Shares equal to the sum of (i) the U.S. Holder’s tax basis in the Private Placement Warrants and (ii) the exercise price of the Private Placement Warrants. The U.S. Holder’s holding period in the Ordinary Shares generally should begin on the day after the date of exercise.

In certain circumstances, the Private Placement Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of a cashless exercise of a warrant is not clear and may be different from the tax consequences described above. It is possible that a cashless exercise of a warrant could be a taxable event. U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Private Placement Warrants, including their tax basis and holding period in the Ordinary Shares issuable upon such exercise, in their particular circumstances.

Upon the lapse or expiration of the Private Placement Warrants, a U.S. Holder generally will recognize a loss in an amount equal to the U.S. Holder’s tax basis in the Private Placement Warrants. Any such loss generally will be a capital loss and will be long-term capital loss if the U.S. Holder has held the Private Placement Warrants for more than one year. As noted above, the deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on our analysis of our income, assets, activities and market capitalization, we believe that we were not treated as a PFIC for our taxable year ended December 31, 2022. However, the determination of whether a non-U.S. corporation is a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, the total value of our assets for

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PFIC testing purposes may be determined in part by reference to our market capitalization from time to time, which may fluctuate considerably. As a result, there can be no assurance with respect to our status as a PFIC for any taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Securities and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Securities, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Securities (other than by exercise of the Private Placement Warrants) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Securities during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Securities).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Securities;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. The mark-to-market election may not be made with respect to the Private Placement Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.

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If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.

The tax consequences that would apply if we were a PFIC and a U.S. Holder of Ordinary Shares (but not the Private Placement Warrants) made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Securities.

If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in Ordinary Shares solely for purposes of the PFIC rules.

Related PFIC Rules

If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.

Under proposed U.S. Treasury regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock in a PFIC, such option, warrant, or right is treated as stock in a PFIC subject to the rules described above. In addition, the holding period of stock issuable upon exercise of such option, warrant, or right will include the period during which the U.S. Holder held such option, warrant, or right. Such holding period impacts the availability of the PFIC Elections with respect to such stock. Because of the complexity and uncertainty of the application of the PFIC rules to warrants, U.S. Holders of the Private Placement Warrants should consult their tax advisors regarding the application of the PFIC rules in their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.

THE PFIC RULES ARE VERY COMPLEX AND THE APPLICATION OF THE PFIC RULES TO WARRANTS IS UNCLEAR. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

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Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES (INCLUDING ORDINARY SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS) AND THE EXERCISE, DISPOSITION, AND LAPSE OF THE PRIVATE PLACEMENT WARRANTS, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.

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PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,365,346 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders, or their permitted transferees, from time to time of up to 219,560,791 Ordinary Shares, consisting of up to (i) 17,437,571 Ordinary Shares subscribed for by the Selling Securityholders, for a subscription price of $10.00 per share, in the context of the PIPE Financing, (ii) 6,250,000 Ordinary Shares issued to the Sponsor in exchange for the Founder Shares, (iii) 4,666,667 Ordinary Shares issuable upon exercise of Private Placement Warrants, (iv) 186,206,553 Ordinary Shares issued to former shareholders of Alvotech Holdings in exchange for their Alvotech Holdings Ordinary Shares in connection with the Business Combination (subject to vesting and lockups), (v) 5,000,000 Ordinary Shares subscribed for by Alvogen and Aztiq, for a subscription price of $10.00 per share, in the context of the Alvogen-Aztiq Loan Advance Conversion, and (vi) 4,666,667 Private Placement Warrants, which were purchased by the Sponsor at a price of $1.50 per warrant.

We could potentially receive up to an aggregate of $119.2 million if all the Warrants are exercised to the extent such Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

Primary Offering

Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares. If, at the time the Warrants are exercised, this Registration Statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Warrants will be issued free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

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Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is not an affiliate of ours, the distributee would thereby receive freely tradeable securities pursuant to the distribution through the registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributee to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act,

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if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “ALVO” and “ALVOW,” respectively.

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The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not

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be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Selling Securityholders cease to hold any Ordinary Shares issued pursuant to the Subscription Agreement, or (iii) on the first date on which the Selling Securityholder is able to sell all of its Ordinary Shares issued pursuant to the Subscription Agreements (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule.

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EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Ordinary Shares by the selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. dollar
SEC Registration Fee*	164,698
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	150,000
Printing Expenses	187,500
Miscellaneous Expenses	57,802
Total	960,000

*       The registration fee was previously paid in connection with the registration statement on Form F-1 (No. 333-266136). No additional registration fee is due with our Ordinary Shares issuable upon exercise of the Warrants.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

Alvotech is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Alvotech hf., located outside the United States. In addition, some of the members of our board of directors and officers reside outside the United States and a substantial portion of our assets are located in Iceland and elsewhere outside the U.S. Investors may not be able to effect service of process within the United States upon us or these persons or enforce judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg other than arbitral awards rendered in civil and commercial matters, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to the applicable enforcement procedures (exequatur) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code and in Luxembourg case law. Pursuant to Luxembourg case law, the granting of exequatur is subject to the following requirements:

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States and has not been fully enforced in the United States and/or in any other jurisdiction;

•	the U.S. court had full jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•	the U.S. court applied to the dispute the substantive law which is designated by the Luxembourg conflict of laws rules or, at least, such court’s order must not contravene the principles underlying those rules (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws;

•	the judgment of the U.S. court does not contradict an already issued judgment of a Luxembourg court, and

•	the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules (as such term is interpreted under the laws of Luxembourg) or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty and therefore not enforceable in Luxembourg.

Similarly, as Alvotech hf., a subsidiary of Alvotech, has significant assets in Iceland, investors may seek to enforce judgments obtained in the United States against Alvotech in Iceland. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and

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Iceland other than arbitral awards entered in civil and commercial matters, courts in Iceland will not automatically recognize and enforce a final judgment rendered by a U.S. court. Based on recent Icelandic case law, a valid judgment obtained from a court of competent jurisdiction in the United States will not be directly recognized and enforceable in Iceland. Instead, the judgment creditor would need to issue fresh legal proceedings against the judgment debtor in Iceland in which the U.S. judgment would serve as evidence, in addition to other evidence and legal arguments regarding the merits of the case, which will be adjudicated by the Icelandic courts.

If an original action is brought in Luxembourg or Iceland, without prejudice to specific conflict of law rules, Luxembourg courts or Icelandic courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law is contrary to mandatory Luxembourg or Icelandic laws or incompatible with Luxembourg or Icelandic public policy rules. In an action brought in Luxembourg or Iceland on the basis of U.S. federal or state securities laws, Luxembourg courts or Icelandic courts may not have the requisite power to grant the remedies sought. Also, an exequatur may be refused by a Luxembourg court in respect of punitive damages.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review. A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg or Icelandic statutory provisions allowing the valid serving of process against a party in accordance with applicable laws at the domicile of the party. Further, in the event any proceedings are brought in a Luxembourg court in respect of a monetary obligation payable in a currency other than the Euro, a Luxembourg court would have the power to give judgment as an order to pay the obligation in a currency other than the Euro. However, enforcement of the judgment against any party in Luxembourg would be available only in Euros and, for such purposes, all claims or debts would be converted into Euros. Similarly, in the event any proceedings are brought in an Icelandic court in respect of a monetary obligation payable in a currency other than the Icelandic Krona, an Icelandic court would have the power to give judgment as an order to pay the obligation in a currency other than the Icelandic Krona.

In addition, actions brought in a Luxembourg court against Alvotech, the members of our board of directors, our officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Alvotech, the members of our board of directors, our officers, or the experts named herein. In addition, even if a judgment against Alvotech, the non-U.S. members of our board of directors, our officers, or the experts named in this Annual Report on Form 20-F based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in United States or Luxembourg courts.

Our directors and officers have entered into, or will enter into, indemnification agreements with Alvotech. Under such agreements, the directors and officers will be entitled to indemnification from Alvotech to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits us to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Alvotech or a third-party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Alvotech, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between Alvotech and any of our current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against our assets in Luxembourg.

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Our agent for service of process in the United States is Alvotech USA Inc., 1201 Wilson Blvd., Ste. 2130, Arlington, Virginia 22209.

LEGAL MATTERS

The validity of our Ordinary Shares has been passed upon by Arendt & Medernach, Luxembourg counsel to Alvotech. We have been advised on U.S. securities matters by Cooley LLP.

EXPERTS

The financial statements of Alvotech incorporated by reference in this prospectus, have been audited by Deloitte ehf. an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing. The offices of Deloitte ehf. are located at Smáratorgi 3, 201 Kópavogi, Iceland.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to Ordinary Shares and Warrants offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain an Internet website at www.alvotech.com. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 1, 2023;

•	the description of our Ordinary Shares in our Registration Statement on Form 8-A filed with the SEC on June 13, 2022, which incorporates by reference the description of our Ordinary Shares from our Registration Statement on Form F-4, and any amendment or report filed for the purpose of updating such description; and

•	our report on Form 6-K dated April 14, 2023, excluding exhibit 99.1 thereto, our report on Form 6-K dated April 17, 2023, our report on Form 6-K dated May 24, 2023, excluding exhibit 99.1 thereto, our report on Form 6-K dated June 6, 2023, excluding Exhibits 99.1, 99.2 and 99.4 thereto, our report on Form 6-K dated June 29, 2023, excluding Exhibit 99.1 thereto, and Exhibits 99.1, 99.2, 99.3 and 99.4 of our report on Form 6-K dated July 12, 2023.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC prior to the termination of this offering. We may also incorporate by reference part or all of certain reports on Form

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6-K that we furnish to the SEC after the date of this prospectus by specifically identifying in such reports on Form 6-K that they, or certain parts of their contents, are being incorporated by reference into this prospectus prior to the termination of the offering of securities under this Registration Statement. Reports on Form 6-K that we furnish to the SEC after the date of this prospectus, or certain parts of their contents, that we do not explicitly identify in such reports on Form 6-K as incorporated by reference into this prospectus, shall not be deemed incorporated by reference into this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Alvotech
9, Rue de Bitbourg,
L-1273 Luxembourg,
Grand Duchy of Luxembourg
+354 422 4500

In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.alvotech.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our securities.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Up to 10,365,346 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 219,560,791 Ordinary Shares Offered by Selling Securityholders

Up to 4,666,667 Warrants to purchase Ordinary Shares offered by the Sponsor

PROSPECTUS

July 20, 2023